Exhibit 99.1

Prospect Capital Corporation Announces Results of
Cash Tender Offer For its Outstanding
4.75% Senior Convertible Notes due 2020
NEW YORK, NY - (GLOBE NEWSWIRE) - July 29, 2019 - Prospect Capital Corporation (the “Company”) today announced the results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding senior convertible notes listed below. The Tender Offer was made pursuant to an Offer to Purchase dated June 28, 2019 (the “Offer to Purchase”), which set forth the terms and conditions of the Tender Offer.
As of the previously announced expiration time of 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019) (the “Expiration Time”), according to information provided by D.F. King & Co., Inc., the tender and information agent for the Tender Offer, a total of $32,948,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn in the Tender Offer. Withdrawal rights for the Notes expired at 12:00 midnight, New York City time, on July 27, 2019 (one minute after 11:59 p.m., New York City time, on July 26, 2019). The table below sets forth the aggregate principal amount and percentage of the Notes validly tendered and not validly withdrawn by the Expiration Time that will be accepted for purchase by the Company (the “Eligible Notes”).

Title of Security	CUSIP / ISIN Nos.	Previously Outstanding Principal Amount	Principal Amount Tendered	Percent Tendered of Amount Outstanding

4.75% Senior Convertible Notes due 2020 (the “Notes”)	74348TAQ5 / US74348TAQ58	$224,114,000	$32,948,000	14.70%

The consideration to be paid for each $1,000 principal amount of the Eligible Notes is $1,009, plus accrued and unpaid interest on the Eligible Notes from the applicable last interest payment date up to, but not including, the settlement date, which date is expected to occur within three business days following the Expiration Date.
The Company has retained RBC Capital Markets, LLC to serve as the Dealer Manager for the Tender Offer. Questions and requests for assistance regarding the Tender Offer should be directed to RBC Capital Markets, LLC at (212) 618-7843 (collect) or (877) 381-2099 (toll free).
The Company has also retained D.F. King & Co., Inc. to serve as the Information Agent and Tender Agent for the Notes in the Tender Offer.
The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or (877) 297-1744 (toll free), or via psec@dfking.com.
A copy of the Offer to Purchase is also available at the following web address: http://www.dfking.com/psec
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase, as it may be amended or supplemented. Holders should read the Company’s commencement Tender Offer statement on Schedule TO filed with the SEC in connection with the Tender Offer, which will include as an exhibit the Offer to Purchase and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information and tender agent in connection with the Tender Offer. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, the Dealer Manager or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offer.

About Prospect Capital Corporation
Prospect Capital Corporation is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect could have an adverse effect on Prospect and our shareholders.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Tender Offer. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702